Exhibit 4.4

                              M. S. CARRIERS, INC.
                           INCENTIVE STOCK OPTION PLAN

     THIS IS THE INCENTIVE STOCK OPTION PLAN (the "Plan"), of M. S. CARRIERS, INC., a Tennessee corporation (the "Company"), under which options may be granted from time to time to eligible employees of the Company to purchase shares of the Company's common stock, $.0l par value, subject to the limitations, provisions and requirements hereinafter stated. The Plan is as follows:

     1. PURPOSES. The purposes of the M. S. Carriers, Inc. Incentive Stock Option Plan (the "Plan") are as follows:

          (a) To further the growth, success, and interest of M. S. Carriers, Inc. (the "Company") and its shareholders by enabling key employees of the Company, who have been or will be given substantial responsibility for the direction and management of the Company, to acquire shares of the Company's common stock under the terms and conditions and in the manner contemplated by this Plan, thereby increasing their personal involvement in the Company, providing them with an additional incentive to promote its success and encouraging them to remain in its employ; and

          (b) To provide an incentive stock option plan which qualifies for treatment under ss. 422(A) of the Internal Revenue Code to transfers of common stock made pursuant to it.

          The term "Option" shall mean an incentive stock option granted pursuant to the Plan.

     2. ADMINISTRATION OF PLAN. This Plan shall be administered by a Committee consisting of three directors who shall be appointed by the Company's Board of Directors for the purposes of this Plan. This Committee shall interpret the Plan in a manner consistent with its purposes; and, subject to the terms of the Plan, will have discretion to determine who shall participate in the Plan and how many shares shall be sold to each participant. All actions and determinations of the Committee taken in connection with the Plan, including the awarding of Options, shall be final and conclusive. The Committee may adopt rules from time to time for carrying out the Plan.

     3. TIME OF GRANT. Any and all Options granted pursuant to this Plan must be granted within ten (10) years from the date of the adoption of the Plan by the Board of Directors. An Option shall be deemed to have been granted on the date on which the Committee awards the Option.

     4. ELIGIBLE EMPLOYEES. Key employees, including officers, of the Company whom the Committee selects shall be eligible to receive Options; provided that such key employees must agree, in writing, to remain in the employ of, and render services to, the Company for a period of at least two (2) years from the date of the granting of the Option. No member of the Board of Directors of the Company shall be eligible to receive Options unless he is also an employee of the Company, and no member of the Committee shall be eligible to receive Options hereunder. Further, no employee who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company shall be eligible to receive Options except in compliance with paragraph 8 below.
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     5. STOCK SUBJECT TO PLAN. An aggregate of 200,000 shares of the common stock, $.0l par value, of the Company shall be subject to this Plan either from authorized but previously unissued shares or from shares reacquired by the Company, including shares purchased in the open market. If prior to the termination of the Plan, shares issued under it shall have been repurchased by the Company in connection with the restrictions imposed on such shares pursuant to this Plan, such repurchased shares shall again become available for reissuance under the Plan.

     6. GRANTING OF OPTIONS. The Company hereby grants Options to the following key employees: J.W. Welch, M.J. Barrow and Robert P. Hurt, as provided in separate Incentive Stock Option Agreements between the Company and these respective key employees. Thereafter, from time to time until termination of the Plan, the Committee shall determine if and when a key employee is to be granted an Option and shall determine the number of shares to be covered by each Option, subject to the provision regarding continuous employment set forth in paragraph
4. The selection of a key employee to be a recipient of an Option shall not be deemed to entitle such key employee to such Option prior to the time it is granted by the Committee.

     7. TERMS AND CONDITIONS OF OPTIONS. Options shall be evidenced by Stock Option Agreements in such form not inconsistent with this Plan as the Committee shall from time to time determine, provided that the substance of the following shall be included therein:

          (a) NUMBER OF SHARES. The number of shares to which the Option pertains shall be stated.

          (b) OPTION PRICE. The option price shall not be less than 100% of the fair market value of the stock on the date the Option is granted. The fair market value of the stock shall be determined in good faith by the Committee. If the stock is traded in the over-the-counter market, such fair market value shall be deemed to be the mean between the asked and the bid prices on the date of grant as reported by NASDAQ. If the stock is traded on an exchange, such fair market value shall be deemed to be the mean of the high and low prices at which it is quoted or traded on the exchange on the date of grant.

          (c) METHOD OF EXERCISE. Shares purchased under Options shall at the time of purchase be paid for in full. To the extent that the right to purchase shares has accrued thereunder, Options may be exercised from time to time by the key employee (or other person entitled to exercise the Option) (the "optionee") giving written notice to the Company stating the number of shares with respect to which the Option is being exercised and the time of the delivery thereof. Time of delivery shall be at least 15 days after the giving of such notice unless an earlier date shall have been mutually agreed upon. At the time specified in such notice, the Company shall, without transfer or issue tax to the optionee deliver to the optionee at the main office of the Company, or such other place as shall be mutually acceptable, a certificate or certificates for such shares out of theretofore authorized but unissued or reacquired common shares as the Company may elect. The shares shall be paid for by certified or bank cashier's check or the equivalent thereof acceptable to the Company. If the

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optionee fails to accept delivery of and pay for all or any part of the number of shares specified in such notice under tender of delivery thereof, his right to exercise the Option with respect to such undelivered shares may be terminated.

          (d) OPTION TERM. All Options issued hereunder shall be for such period as the Committee shall determine but for not more than ten (10) years from the date the Option is granted.

          (e) EXERCISE OF OPTIONS. Each Option granted under this Plan shall become exercisable only after two (2) years of continuous employment of the key employee with the Company immediately following the date the Option is granted. An Option shall be exercisable in the manner set out in subparagraph 7(c) according to the following terms. Except as otherwise provided herein, no Option shall be exercisable until the second anniversary of the grant thereof when it shall become exercisable for one-third (1/3) of the shares covered thereby. Thereafter, an Option shall be exercisable for an additional one-third (1/3) of the shares covered thereby on each of the third and fifth anniversaries of the date of grant thereof. Thereafter, an Option may be exercised at any time and from time to time, within its terms, in whole or in part, but it shall not be exercisable after the expiration of ten (10) years from the date on which it became exercisable or after the earlier termination of the Option as provided for in subparagraph 7(g) below. The Committee may, in its discretion, alter such exercise schedule in any particular Option granted and such Option shall reflect the exercise schedule approved by the Committee; provided, however, each Option granted under this Plan shall become immediately exercisable if Michael S. Starnes is not serving in any of the following capacities: Chairman of the Board, Chief Executive Officer or President of the Company.

          (f) NONASSIGNABILITY OF OPTION RIGHTS. No Option shall be assignable or transferable by a key employee except by will or by the laws of descent and distribution. During the life of a key employee, the Option shall be exercisable only by him.

          (g) EFFECT OF TERMINATION OF EMPLOYMENT, DISABILITY, OR DEATH. In the event a key employee terminates his employment by reason of (i) discharge for cause or (ii) voluntary termination by the key employee, any Option or Options theretofore granted to him under this Plan to the extent not theretofore exercised by him shall immediately terminate; provided, however, the employee shall have thirty (30) days from the date on which he ceases to be an employee to exercise any Option or portion thereof which was exercisable at the date of his termination. In the event a key employee during his life ceases to be an employee of the Company for any other reason, including retirement, other than total disability, any Option or unexercised portion thereof granted to him shall immediately become exercisable and employee shall have thirty (30) days from the date on which he ceases to be an employee to exercise such Option or any portion thereof. In the event a key employee ceases to be an employee of the Company by reason of his total disability, as defined in ss. 105(d)(4) of the Internal Revenue Code, an Option or unexercised portion thereof granted to him shall terminate one (1) year after the date on which he ceases to be an employee. In the event of the death of a key employee during his employment, any Option or unexercised portion thereof granted to him may be exercised by his personal representatives, heirs, or legatees at any time prior to the earlier of one (1) year after the date of his death or the expiration of the term of the Option. If a key employee's employment ceases on account of his disability or death, all restrictions hereunder shall be waived and all Options heretofore granted shall immediately be exercisable.

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          (h) RIGHTS AS SHAREHOLDER. The key employee shall have no rights as a shareholder with respect to any shares covered by his Option until the date of issuance of a certificate to him for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

          (i) AMOUNT OF OPTIONS. The aggregate fair market value of the stock determined as of the date on which an Option is granted, for which a key employee may be granted Options in any calendar year, shall not exceed $100,000 plus any unused limit carryover. "Unused limit carryover" shall mean one-half of the amount by which $100,000 exceeds the aggregate fair market value of the stock of which a key employee was granted Options in any calendar year. The unused limit carryover may be used in the three years next succeeding the year it occurs but shall be reduced by the amount used each such year.

          (j) OTHER OUTSTANDING OPTIONS. No Option granted under this Plan may be exercised while there is outstanding any other Option to purchase stock in the Company which was granted before the granting of such Option and which has not been exercised in full or which has not expired by reason of lapse of time.

     8. GREATER THAN 10% SHAREHOLDER. A key employee who owns more than 10% of the total combined voting power of all classes of stock of the Company may be granted an Option pursuant to this Plan, if and only if, in addition to the other terms and restrictions of the Plan, the following restrictions are complied with: (i) the option price is at least 110% of the fair market value of the stock subject to the Option on the date the Option is granted; and (ii) such Option is not exercisable after five (5) years from the date the Option is granted.

     9. ADJUSTMENTS. In the event of the declaration of any stock dividend on the stock, or in the event of any reorganization, merger, consolidation, acquisition, separation, recapitalization, split-up, combination or exchange of shares of stock, or like adjustment, the number of shares of stock pursuant to this Plan, and the option prices, may be adjusted by appropriate changes in this Plan and in any Options outstanding pursuant to this Plan. Any such adjustment to the Plan or to Options or option prices shall be made by action of the Committee, whose determination shall be conclusive.

     10. STOCK PURCHASED FOR INVESTMENT. At the discretion of the Committee, an option agreement may provide that the option holder shall, by accepting an Option, represent and agree, for himself and his transferees by will or by the laws of descent and distribution that all shares of stock purchased upon exercise of the Option will be acquired for investment and not for resale or distribution, and that upon each exercise of any portion of an Option, the person entitled to exercise the same shall furnish evidence satisfactory to the Company (including a written and signed representation) to the effect that the shares are being acquired in good faith for investment and not for resale or distribution.

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     11. REGISTRATION REQUIREMENTS. No shares shall be issued and delivered upon exercise of any Option, unless and until, in the opinion of counsel for the Company, any applicable registration requirements of the Securities Act of 1933, as amended, any applicable listing requirements of any national securities exchange on which stock of the same class is then listed, and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been fully complied with.

     12. SHAREHOLDER APPROVAL. This Plan shall be approved by at least a majority of the shareholders of the Company entitled to vote at a meeting of the shareholders of the Company held within twelve (12) months of the date the Plan is adopted by the Company's Board of Directors.

     13. RESTRICTIONS ON TRANSFER OF SHARES. Shares purchased under Options may not be sold or transferred within one (1) year after the transfer of the shares to the optionee.

     14. AMENDMENT OF PLAN. The Board of Directors may at any time amend the Plan, provided that, without the approval of the shareholders, there shall be, except by operation of the provisions of paragraph 9 above, no increase in the total number of shares covered by the Plan, there shall be no change in the class of employees eligible to receive Options granted under the Plan, there shall be no reduction in the option price, there shall be no extension of the latest date upon which Options may be exercised and, provided further, that no amendment may affect any then outstanding Options or any unexercised portions thereof.

     15. USE OF PROCEEDS. The proceeds from the sale of shares pursuant to Options granted under this Plan shall constitute general funds of the Company.

     16. TERMINATION. This Plan shall terminate and no further shares shall be sold or issued hereunder on February 28, 1996, which is ten (10) years from the date on which the Plan was originally approved by the Board of Directors of the Company, or such earlier date as may be determined by the Committee. The termination of this Plan, however, shall not affect the continued existence of rights created under Options issued pursuant to this Plan and outstanding on said date which by their terms extend beyond said date.


                                        /s/ M.J Barrow
                                        ----------------------------------------
                                        Secretary

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